Exhibit (h)1.2

                        , 2005

Frank Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Amended Schedule 2.1 to Transfer Agency and Service Agreement

Dear Sirs:

Pursuant to Section 13.1 of the Transfer Agency and Service Agreement between Frank Russell Investment Company (the “Investment Company”) and Frank Russell Investment Management Company (“FRIMCo”) dated July 1, 2005, FRIC hereby advises you that it is adding new Classes R1 and R2 of Shares to certain existing FRIC Funds and re-designating Class D Shares as Class R3 Shares. FRIC desires to amend Schedule 2.1 of the Transfer Agency and Service Agreement to reflect these changes. The fees to be charged by the Transfer Agent in return for its services are set forth on the attached Schedule 2.1 of the Transfer Agency and Service Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the additional classes of shares and the amendment of Schedule 2.1 by executing the acceptance copy of this letter agreement and returning to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark
President

Accepted this        day of                     , 2005.

FRANK RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer and Chief Accounting Officer

SCHEDULE 2.1

FEES

Dated November 15, 2005

As consideration for the Transfer Agent’s services, the Transfer Agent shall receive from each series of the Fund an annual transfer agent and service fee of the following annual percentages of the average daily net assets of each series during the month.

Classes A, B, C, E, I, R1, R2, R3 and S of each series except the FRIC Money Market Fund

If average account size* is:

$0 - $25,000	0.25%
$25,001 - $50,000	0.18%
$50,001 - $100,000	0.15%
$100,001 - $250,000	0.10%
> $250,000	0.05%

*	If a series charges transfer agency fees at a fund-level, the average account size will be determined at the fund level. If a series charges transfer agency fees at a class-level, the average account size will be determined at the class level.

Money Market Fund, Classes A and S	0.01%

Class Y of each series	0.0044%